Exhibit 99.1

12500 West Creek Parkway Richmond, VA 23238 Phone (804) 484-7700 FAX (804) 484-7701
NEWS RELEASE

FOR MORE INFORMATION:

Media Contact:	Investor Contact:
Cheryl Moore	John Austin
Director, Corporate Communications	SVP and Chief Financial Officer
(804) 484-6273	(804) 484-7753
PERFORMANCE FOOD GROUP REPORTS NET EPS OF $0.37
FROM CONTINUING OPERATIONS
FOR SECOND QUARTER 2007
•	Street sales increased approximately 11% over prior year quarter

•	Net earnings from continuing operations increased approximately 8% versus prior year quarter to $13.1 million

•	Net EPS from continuing operations increased to $0.37
RICHMOND, VA. (Aug. 7, 2007) — Performance Food Group (Nasdaq/NGS:PFGC) today announced results for the second quarter ended June 30, 2007.
“We exceeded our expectations for the second quarter,” commented Steve Spinner, president and chief executive officer of Performance Food Group. “Our improvements in earnings and sales reflect the solid progress we continue to make in our core productivity and growth initiatives. PFG is committed to these strategies, and we believe they will continue to build the foundation for our company’s long-term success.”
Second Quarter Financial Highlights:
•	Consolidated net sales in the second quarter were approximately $1.6 billion, an increase of 8.1%, compared to the prior year quarter. Inflation was approximately 4.8% for the quarter.

•	Net earnings from continuing operations in the second quarter amounted to approximately $13.1 million, which was an increase of 7.5% compared to the same quarter in the previous year. Net earnings were impacted by stock compensation expense of $1.2 million in the 2007 second quarter, an increase of $0.01 per share diluted compared to prior year quarter.

•	Net earnings per share from continuing operations in the second quarter increased 5.7% to $0.37 per share diluted, compared to $0.35 per share diluted from continuing operations in the prior year quarter.
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Performance Food Group Reports Second Quarter Earnings

August 7, 2007

Year-to-Date Financial Highlights:
•	Consolidated net sales were approximately $3.1 billion, an increase of 6.1% as compared to the same period in 2006. Inflation was approximately 3.7% year-to—date.

•	Net earnings from continuing operations were $20.0 million, an increase of 11.8% as compared to the same period in 2006.

•	Net earnings per share diluted from continuing operations were $0.57, an increase of 11.8% as compared to the same period in 2006.
“In our customized segment, net sales increased 4.5% in the second quarter and 3.3% year-to-date, as compared to the same periods in the prior year. Inflation was approximately 1.2% for the quarter and nominal for the year,” added Mr. Spinner. “Consistent with our growth strategies, we have added approximately $250 million of annualized new business in our customized segment, including our previously announced relationship with O’Charley’s. We anticipate the rollouts of this business to occur primarily in the fourth quarter.”
“In the broadline segment, our net sales increased 10.5% for the quarter and 8.0% year-to-date, as compared to the same periods in the prior year. Our higher margin street sales also increased 11.2% in the second quarter versus the same quarter in 2006. Our expanded broadline street sales force is continuing to improve our mix of higher margin street sales, and we have seen a sequential improvement in real sales growth compared to the first quarter. Inflation amounted to approximately 7.1% in the quarter and 6.1% year-to-date, primarily due to inflationary trends in dairy, meat and poultry.”
Mr. Spinner concluded, “We are extremely pleased with our results for the second quarter. Performance Food Group remains committed to driving continued improvements throughout our business. Our balance sheet remains exceptionally strong. Free cash flow was approximately $7.6 million for the quarter, representing a slight increase compared to the prior year quarter. Given current operating trends and the expected roll-out of new customized business, we anticipate net earnings per share from continuing operations for the third quarter of 2007 to be in the range of $0.36 to $0.40 per share diluted and the full year to be in the range of $1.35 to $1.42 per share diluted.”
Performance Food Group markets and distributes more than 68,000 national and private label food and food-related products to over 41,000 restaurants, hotels, cafeterias, schools, healthcare facilities and other institutions. For more information on Performance Food Group, visit www.pfgc.com.
     Certain statements made herein are forward-looking statements under the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties and are based on current expectations and management’s estimates; actual results may differ materially. The risks and uncertainties which could impact these statements include, but are not limited to, general economic conditions, including consumer spending trends; the Company’s ability to achieve projected operational efficiencies and increase sales, particularly higher margin street sales; the Company’s ability to add new customers, particularly in its customized segment; the relatively low margins and economic sensitivity of the foodservice business; the Company’s reliance on major customers; the ability to identify and successfully complete acquisitions of other foodservice distributors; the Company’s ability to successfully
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Performance Food Group Reports Second Quarter Earnings

August 7, 2007

develop, produce and market new products and management of the Company’s planned growth, all as detailed from time to time in the reports filed by the Company with the Securities and Exchange Commission.
Performance Food Group Company
Condensed Consolidated Balance Sheet (Unaudited)
June 30, 2007
(In thousands)

	June 30, 2007	Dec. 30, 2006

Assets
Cash and cash equivalents	$115,488	$75,087
Accounts and notes receivable, net, including retained interest in securitized receivables	211,909	226,058
Inventories	314,130	308,901
Other current assets	38,010	35,419

Total current assets	679,537	645,465

Property, plant and equipment, net	285,025	291,947
Goodwill, net	356,509	356,509
Other intangible assets, net	45,850	47,575
Other assets	19,587	18,279

Total assets	$1,386,508	$1,359,775

Liabilities and Shareholders’ Equity
Checks in excess of deposits	$84,089	$88,023
Trade accounts payable	275,498	269,590
Current installments of long-term debt	61	583
Other current liabilities	140,895	146,524

Total current liabilities	500,543	504,720

Long-term debt, excluding current installments	9,562	11,664
Deferred income taxes	50,766	48,582
Shareholders’ equity	825,637	794,809

Total liabilities and shareholders’ equity	$1,386,508	$1,359,775

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Performance Food Group Reports Second Quarter Earnings

August 7, 2007

Performance Food Group Company
Condensed Consolidated Income Statement (Unaudited)
June 30, 2007
(In thousands, except net earnings per common share)

	Three Months Ended				Six Months Ended
	June 30, 2007		July 1, 2006		June 30, 2007		July 1, 2006

Net sales	$1,564,652	100.0%	$1,448,027	100.0%	$3,094,396	100.0%	$2,917,520	100.0%
Cost of goods sold	1,358,124	86.8%	1,254,824	86.7%	2,692,462	87.0%	2,537,063	87.0%

Gross profit	206,528	13.2%	193,203	13.3%	401,934	13.0%	380,457	13.0%
Operating expenses	183,489	11.7%	171,673	11.8%	366,049	11.8%	348,205	11.9%

Operating profit	23,039	1.5%	21,530	1.5%	35,885	1.2%	32,252	1.1%

Other income (expense):
Interest income	861		390		1,703		862
Interest expense	(524)		(370)		(1,099)		(724)
Loss on sale of receivables	(1,922)		(1,862)		(3,748)		(3,499)
Other, net	58		66		79		153

Other expense, net	(1,527)	-0.1%	(1,776)	-0.1%	(3,065)	-0.1%	(3,208)	-0.1%

Earnings before income taxes from continuing operations	21,512	1.4%	19,754	1.4%	32,820	1.1%	29,044	1.0%
Income taxes	8,431	0.6%	7,586	0.6%	12,866	0.5%	11,202	0.4%

Earnings from continuing operations, net of tax	13,081	0.8%	12,168	0.8%	19,954	0.6%	17,842	0.6%
(Loss) earnings from discontinued operations, net of tax	(246)		13		(194)		(18)

Net earnings	$12,835		$12,181		$19,760		$17,824

Weighted average common shares outstanding:
Basic	34,744		34,191		34,639		34,298
Diluted	35,312		34,797		35,110		34,858

Earnings per common share:
Basic net earnings (loss) per common share:
Continuing operations	$0.38		$0.36		$0.58		$0.52
Discontinued operations	(0.01)		—		(0.01)		—

Net earnings	$0.37		$0.36		$0.57		$0.52

Diluted net earnings (loss) per common share:
Continuing operations	$0.37		$0.35		$0.57		$0.51
Discontinued operations	(0.01)		—		(0.01)		—

Net earnings	$0.36		$0.35		$0.56		$0.51

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Performance Food Group Reports Second Quarter Earnings

August 7, 2007

Performance Food Group Company
2007 Compared to 2006
Second Quarter
Segment Disclosure

			Corporate &	Total Continuing
2007	Broadline	Customized	Intersegment	Operations

Second Quarter
Net external sales	$953,950	$610,702	$—	$1,564,652
Intersegment sales	321	48	(369)	—
Total sales	954,271	610,750	(369)	1,564,652
Operating profit	22,641	8,469	(8,071)	23,039
Operating profit margin	2.37%	1.39%	—	1.47%
Interest expense (income)	864	1,143	(2,344)	(337)
Loss (gain) on sale of receivables	2,556	743	(1,377)	1,922
Depreciation	4,826	1,697	63	6,586
Amortization	747	—	—	747
Capital expenditures	12,153	2,655	20	14,828

			Corporate &	Total Continuing
2006	Broadline	Customized	Intersegment	Operations

Second Quarter
Net external sales	$863,463	$584,564	$—	$1,448,027
Intersegment sales	101	53	(154)	—
Total sales	863,564	584,617	(154)	1,448,027
Operating profit	21,123	7,891	(7,484)	21,530
Operating profit margin	2.45%	1.35%	—	1.49%
Interest expense (income)	5,852	1,571	(7,443)	(20)
Loss (gain) on sale of receivables	2,454	735	(1,327)	1,862
Depreciation	4,670	1,559	79	6,308
Amortization	845	—	—	845
Capital expenditures	11,596	1,697	167	13,460
Total assets by reportable segment and a reconciliation to the condensed consolidated balance sheets were as follows:

	June 30, 2007	Dec. 30, 2006

Broadline	$854,258	$901,752
Customized	266,605	261,975
Corporate & Intersegment	265,645	196,048

Total Assets	$1,386,508	$1,359,775

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Performance Food Group Reports Second Quarter Earnings

August 7, 2007

Performance Food Group Company
2007 Compared to 2006
Six Months YTD
Segment Disclosure

			Corporate &	Total Continuing
2007	Broadline	Customized	Intersegment	Operations

Six Months YTD
Net external sales	$1,869,601	$1,224,795	$—	$3,094,396
Intersegment sales	632	98	(730)	—
Total sales	1,870,233	1,224,893	(730)	3,094,396
Operating profit	34,180	16,847	(15,142)	35,885
Operating profit margin	1.83%	1.38%	—	1.16%
Interest expense (income)	1,763	2,418	(4,785)	(604)
Loss (gain) on sale of receivables	5,446	1,674	(3,372)	3,748
Depreciation	9,807	3,319	131	13,257
Amortization	1,561	—	—	1,561
Capital expenditures	16,324	5,433	47	21,804

			Corporate &	Total Continuing
2006	Broadline	Customized	Intersegment	Operations

Six Months YTD
Net external sales	$1,731,949	$1,185,571	$—	$2,917,520
Intersegment sales	269	120	(389)	—
Total sales	1,732,218	1,185,691	(389)	2,917,520
Operating profit	31,326	15,764	(14,838)	32,252
Operating profit margin	1.81%	1.33%	—	1.11%
Interest expense (income)	10,887	2,959	(13,984)	(138)
Loss (gain) on sale of receivables	5,011	1,559	(3,071)	3,499
Depreciation	9,022	3,129	159	12,310
Amortization	1,706	—	—	1,706
Capital expenditures	22,655	2,633	213	25,501
Total assets by reportable segment and a reconciliation to the condensed consolidated balance sheets were as follows:

	June 30, 2007	Dec. 30, 2006

Broadline	$854,258	$901,752
Customized	266,605	261,975
Corporate & Intersegment	265,645	196,048

Total Assets	$1,386,508	$1,359,775

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Performance Food Group Reports Second Quarter Earnings

August 7, 2007

Performance Food Group Company
Non-GAAP Reconciliation
Free Cash Flow

Quarterly	Q2 2007	Q2 2006

Net income from continuing operations	$13,081	$12,168
Add back:
Stock compensation expense	1,911	1,478
Amortization expense	747	845
Amortization of deferred issue costs	82	82
Depreciation expense	6,586	6,308
Subtract:
Capital expenditures	(14,828)	(13,460)

Free Cash Flow	$7,579	$7,421

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